Exhibit 10.2

Separation Agreement and Release of Claims

This Settlement Agreement (the “Agreement”) is between Pacer International, Inc. and Peter K. Baumhefner (“you”) and memorializes our mutual agreement and understanding in connection with the termination of your employment with Pacer Stacktrain, Inc. (“Pacer”), and its Affiliates (as defined in Section 19 below) (collectively, the “Company”) and settlement and release of potential claims as noted below. This Agreement shall become effective as set forth in Section 4 below. Accordingly, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pacer and you hereby agree as follows:

1. Termination of Employment. This Agreement shall constitute the parties’ acknowledgment of the termination of your employment with Pacer and its Affiliates, including any and all positions held by you as a director or officer of Pacer or any of its Affiliates and any and all positions held by you as administrator or trustee of any employee benefit plan or related trust maintained or created by or on behalf of Pacer or any of its Affiliates, in all cases effective as of July 2, 2010 (the “Termination Effective Date”). Upon the Termination Effective Date, Pacer shall pay to you (a) any unpaid portion of your base salary for service through the Termination Effective Date, (b) a lump sum amount for all accrued but unused vacation and personal leave time during your employment, and (c) reimbursement for any expenses incurred on or before the Termination Effective Date for which you have not already been reimbursed, subject to and in accordance with the Company’s travel and entertainment policy.

2. Payments Upon Termination of Employment.

(a) After the later to occur of the Termination Effective Date or eight (8) full days following the execution of this Agreement, and provided that you have not revoked this Agreement, the Company will make the following payments to you so long as you are not in breach or violation of, or noncompliance with, any provision of this Agreement and do not engage in any activity or conduct proscribed by Sections 6 through 10 inclusive (regardless of the extent to which such Sections may be enforced under applicable law):

(i) an aggregate amount equal to $232,455 payable in bi-weekly installments over a period of twelve (12) months following the Termination Effective Date in such manner and at such times as is generally the Company’s policy for payment of executive compensation;

(ii) a pro rata bonus (or portion thereof) for the period from January 1, 2010, through the Termination Effective Date, if any bonus is awarded and payable to you under and in accordance with the Company’s 2010 performance bonus plan as adopted by the Board of Pacer International, Inc., to be paid if, when and as provided in such bonus plan (it being understood that the award of any such bonus (or portion thereof) is subject to company-wide, business unit, and/or functional group specific performance criteria and your individual performance assessment for such pro-rated period); and

(iii) premiums due for continued group health insurance coverage through the Company under COBRA through June 30, 2011 or such earlier date on which you become covered by substitute group health insurance, subject to your timely election to continue COBRA coverage.

(b) Without limiting any other provision of this Agreement, if you die on or after the Termination Effective Date, your heirs, beneficiaries or estate, as their respective interests may appear (but without duplication), shall be entitled to receive or continue to receive those amounts that would otherwise have been due and payable to you pursuant to this Section 2.

3. Release.

(a) For and in consideration of the covenants and agreements of the Company in this Agreement, which are greater than those to which you would be entitled under any offer letter extended to you by the Company or any of its predecessors (the “Offer Letter”), the Employment Agreement dated as of December 14, 2007, between you and Pacer, as amended (the “Employment Agreement”) and any other agreements between you and the Company or Company severance policy, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to the Company to enter into this Agreement, you hereby knowingly and voluntarily waive, release, acquit and forever discharge Pacer and its Affiliates and their respective shareholders, predecessors, successors, assigns, agents, directors, officers, employees, attorneys, representatives and Affiliates, and all Persons (as defined in Section 19) acting by, through, under or in concert with any of them (collectively, the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, which, from the beginning of time up to and including the date of this Agreement, exist, have existed or may hereafter exist or arise, based on facts occurring on or prior to the date hereof, including without limitation any of the foregoing arising or existing under or in connection with

(i) any such Offer Letter, the Employment Agreement, the letter dated February 19, 2008 regarding enhanced severance after a change in control, any stock options, restricted stock, any bonus plans or awards, and other equity incentives or awards granted to you, your employment or the termination of your employment with Pacer or any of its Affiliates, and

(ii) any foreign, federal, state, provincial and local laws, including but not limited to any laws relating to securities, contracts, torts, labor, employment, civil rights, anti-discrimination and other laws and any other restrictions on Pacer’s and its Affiliates’ rights with respect to the termination, for whatever reason, of the employment of its employees, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974 and the Worker Adjustment and Retraining Notification Act (and any state or local analogs thereto), which you or any of your heirs, executors, administrators, legal representatives, successors-in-interest and/or assigns ever had, now have or at any time hereafter may have, own or hold against any of the Releasees (collectively, the “Released Claims”); provided, however, that the Released Claims do not include (A) rights that cannot by law be released by private agreement or (B) any of your rights or claims, whenever arising, to be indemnified by Pacer or any of its Affiliates under and to the extent of the applicable terms and provisions of Pacer’s or such Affiliate’s charter, certificate or articles of incorporation, or by-laws.

(b) By executing this Agreement, (i) you hereby represent that you have complied with all Company policies and procedures during the period of your employment and you have not filed or permitted to be filed with any court, governmental or administrative agency, or arbitration tribunal, any of the Released Claims; (ii) you hereby waive any right that you may have ever had or may now have to commence a Released Claim against the Releasees; (iii) you hereby represent that you have not transferred or assigned to any other person any of the Released Claims; and (iv) you further covenant and agree not to bring or knowingly participate in any Released Claim or to encourage or permit any such Released Claim to be filed by any other Person on your behalf. Notwithstanding the foregoing, nothing in this Agreement precludes you from (A) filing a charge, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or municipal fair employment agency or the National Labor Relations Board (“NLRB”) or (B) participating in any investigation or proceeding conducted by the EEOC or such state or municipal agency or the NLRB or (C) enforcing this Agreement. Nevertheless, through

(c) the execution of this Agreement, you acknowledge and agree that you have waived the right to recover on any claims in any legal proceeding brought by you or on your behalf, other than a claim to enforce this Agreement. You agree further that you will pay Pacer for all costs incurred by Pacer because of your breach of any of these covenants, including reasonable attorneys’ fees and expenses incurred in defending against any claim brought by you, in contravention of this provision. This provision shall not be enforced to the extent it would be inconsistent with federal regulations regarding the ADEA and Older Workers Benefit Protection Act. In the event of a successful challenge by you to the waiver related to a federal claim of age discrimination in this Agreement, and success on the merits of such a federal age discrimination claim, a federal court may order that the monies paid to you pursuant to this Agreement be repaid or setoff against any recovery but only up to the amount of any recovery by you.

(d) You fully understand that, if any fact with respect to any matter covered by this Agreement is found after the execution of this Agreement to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Agreement and all releases and waivers herein shall be and remain effective, notwithstanding such difference in facts. You understand and acknowledge the significance and consequences of this Agreement and of the waivers and release contained in this Agreement, and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action, if any.

(e) You hereby expressly waive the benefit of Civil Code Section 1542, which is set forth below; and specifically agree that this release shall extend to claims arising out of transactions prior to the date of this Agreement, which Pacer or you do not know or expect to exist in such party’s respective favor at this time. Civil Code Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(f) Neither this Agreement nor the consideration provided under it nor compliance with it shall be construed as an admission by Pacer, its Affiliates or by you of any liability or violation of any law, statute, duty, contract, covenant or order.

4. ADEA Waiver, Waiting and Revocation Periods.

(a) You expressly acknowledge that (i) you have been advised and instructed that you have the right to consult an attorney and that you should review the terms of this Agreement with counsel of your own selection; (ii) you have been advised that your waiver and release does not apply to any rights or claims for age discrimination that may arise after the execution date of this Agreement; (iii) you have been advised that you have up to forty-five (45) days within which to consider the terms of this Agreement and seven (7) days thereafter to revoke your signature as set forth below; (iv) you have had ample time to study this Agreement and to consult with an attorney, (v) you have carefully read and fully understand all of the terms of this Agreement and are fully aware of the Agreement’s contents and legal effects, including the waiver of Civil Code Section 1542; (vi) you execute this Agreement voluntarily, without coercion or duress, and of your own free will, (vii) you understand that you are, through this Agreement, releasing the Releasees (as defined in Section 3(a) above) from any and all claims you may have against the Releasees, and (viii) you understand that this Agreement is final and binding. You expressly acknowledge and agree that this Agreement constitutes a knowing and voluntary waiver of rights under the Older Workers Benefit Protection Act. You understand that by signing this Agreement prior to the expiration of forty-five (45) days, you waive your right to consider the Agreement for the entire forty-five (45) day period.

(b) You understand and agree that this Agreement is revocable by you for seven (7) days following the signing of this Agreement by you, and that this Agreement shall not become effective or enforceable until that period has expired without revocation. This Agreement automatically becomes enforceable and effective on the eighth (8th) day after the latest date this Agreement is signed by the parties. This Agreement may be revoked by you by a writing sent to the Company at the address specified in Section 16, by certified mail post-marked no later than the seventh (7th) day after the Agreement is signed by you (unless that day is a Sunday or a holiday, in which event the period is extended to the next day there is mail service).

5. Company Property. You hereby represent and agree that, on or prior to the Termination Effective Date or as promptly thereafter as practicable, you will surrender to the Company all handbooks, manuals, keys, badges, printers, access cards, credit or charge cards, cell phones and computers of or belonging to or issued in the name of the Company (unless otherwise agreed by the Company and subject to compliance with the Company’s information technology processes to remove any licensed software, Confidential Information or other proprietary data from any computers or cell phones that you are permitted to retain), all membership cards for memberships maintained by or in the name of the Company, all passwords, access codes, all Confidential Information (as defined in Section 7(b)), all documents, records, and files (including all copies thereof, regardless of the form or media in which the same exist or are stored) in your possession and belonging or relating to the Company, and any other personal property in your possession belonging to the Company. The foregoing requirements shall be in addition to, and not by way of limitation of, any other provision of this Agreement.

6. Nondisclosure of Provisions. Except as otherwise compelled by legal or judicial process, you will maintain the confidentiality of, and you will not disclose to any Person, any of the terms or provisions of this Agreement, except for such disclosures (i) to the Equal Employment Opportunity Commission or comparable state or municipal fair employment agency or (ii) to your attorney, accountant, tax preparer or other professional financial or legal adviser, or other legal representative, in each case who is in a confidential relationship with you and has been advised of your obligations hereunder and whom you shall cause to comply with this nondisclosure provision, in each case only on a need-to-know basis in connection with such Person’s services rendered to you or on your behalf.

7. Confidential Information.

(a) From and after the date hereof, you shall not at any time use or disclose, divulge, furnish or make accessible to any Person any Confidential Information (as defined in Section 7(b)) heretofore acquired or acquired during your employment by the Company for any reason or purpose whatsoever (provided that nothing contained herein shall be deemed to prohibit or restrict your right or ability to disclose, divulge, furnish or make accessible any Confidential Information (i) to any officer, director, employee, Affiliate or representative of the Company, or (ii) as required by law or judicial process after giving the Company prompt notice of receipt of any such legal or judicial requirement and reasonable opportunity to seek a protective order in respect thereof), nor shall you make or allow use of any Confidential Information for your own purposes or benefit or for the purposes or benefit of any other Person except Pacer and its Affiliates. The foregoing obligations are in addition to, and do not replace or modify your common law duties owed to Pacer, nor do they replace or modify Pacer’s common law and criminal law rights. Further, these rights and obligations, as well as your duty to return Pacer property, are binding whether or not you sign this Agreement.

(b) For purposes of this Agreement, the term “Confidential Information” means (i) the Intellectual Property Rights (as defined in Section 7(c)) of Pacer and its Affiliates and (ii) all other information of a proprietary or confidential nature relating to Pacer or any Affiliate thereof, or the business or assets of Pacer or any such Affiliate, including: books and records; agent and independent contractor lists and related information; customer lists and related information; vendor lists and related information; supplier lists and related information; employee and personnel lists, policies and related information; contract terms and conditions (including those with customers, suppliers, vendors, independent contractors and agents, and present and former employees); terms and conditions of permits, orders, judgments and decrees; wholesale, retail and distribution channels; pricing information, cost information, and pricing and cost structures and strategies; marketing, product development and business development plans and strategies; management reports; financial statements, reports, schedules and other information; accounting policies, practices and related information; business plans, strategic plans and initiatives, forecasts, budgets and projections; and shareholder, board of directors and committee meeting minutes and related information (in each case whether or not any such information is marked or denoted as confidential); provided, however, that Confidential Information shall not include (A) information that is generally available to the public on the date hereof, or which becomes generally available to the public after the date hereof without action by you, or (B) information that you receive from a third party who does not have any independent obligation to Pacer or any of its Affiliates to keep such information confidential and which you do not know (or reasonably could not have known) is confidential to the Company or any of its Affiliates.

(c) As used herein, the term “Intellectual Property Rights” means all industrial and intellectual property rights, including the following (whether patentable or not): patents, patent applications, and patent rights; trademarks, trademark applications, trade names; service marks and service mark applications; trade dress, logos and designs, and the goodwill associated with the foregoing; copyrights and copyright applications; certificates of public convenience and necessity, franchises and licenses; trade secrets, know-how, proprietary processes and formulae, inventions, improvements, devices and discoveries; development tools; marketing materials; instructions; Confidential Information; and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records.

8. Nonsolicitation Covenant.

(a) You acknowledge and agree that you have received significant benefits from your employment with the Company, including compensation and other consideration inuring to your benefit, as well as introductions to, personal experience with, training in and knowledge of Pacer and its Affiliates, the industries in which they engage, and third parties with whom they conduct business. Accordingly, in consideration of the foregoing, and the payments made and to be made to you in connection with your employment relationship with the Company and under this Agreement, you agree that you will not during the twelve (12) month period beginning on the Termination Effective Date (the “Nonsolicitation Period”) for any reason:

(i) take any action to solicit, encourage or induce any customer, vendor, agent or contractor doing business with Pacer or any of its Affiliates to terminate or alter in any manner adverse to Pacer and its Affiliates his, her or its business, commercial, agency or other relationship with Pacer or such Affiliate;

(ii) take any action to solicit, encourage or induce any officer, director or employee, or any exclusive agent or contractor, of Pacer or any of its Affiliates:

(A) to terminate or alter in any manner adverse to Pacer and its Affiliates his, her or its business, commercial, employment, agency or other relationship with Pacer or such Affiliate (including any action to hire, retain, engage or employ or attempt to hire, retain, engage or employ, any officer, director or employee, or any exclusive agent or contractor, of Pacer or any of its Affiliates);

(B) to become an officer, director, employee, agent or contractor of you, your Affiliates or any other Person where such position or relationship would interfere with such officer’s, director’s, employee’s, agent’s or contractor’s position or relationship with Pacer or any of its Affiliates; or

(C) to engage directly or indirectly in any Competitive Business; or

(iii) engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of Pacer or any of its Affiliates or any trade name used by any of them.

Ownership by you for investment purposes only of less than 2% of the outstanding shares of capital stock or class of debt securities of any Person with one or more classes of its capital stock listed on a national securities exchange or actively traded in the over-the-counter market shall not constitute a breach of the foregoing covenant.

(b) As used herein, the term “Competitive Business” means any transportation or other business that Pacer or any of its Affiliates has engaged in at any time during the period of your employment in any city or county in any country, state or province of the United States, Canada or Mexico, including any such business directly or indirectly engaged in providing any of the following:

(i) intermodal marketing or rail or intermodal brokerage services (whether in connection with domestic or international shipments or customers);

(ii) highway brokerage services, including full trailer load, less than trailer load, trailer fleet management and depot operations services;

(iii) international freight transportation services, including ocean forwarding, custom house brokerage, ocean carrier services (including NVOCC operations), import/export air forwarding services, and special project services;

(iv) dry van trucking services, port and rail depot cartage services (whether in connection with domestic or international shipments or customers), and local and regional trucking services (including full truckload and less-than-truckload motor carrier services);

(v) freight consolidation and handling services, including third party warehouse, cross dock, consolidation, deconsolidation and distribution services;

(vi) comprehensive transportation management programs and services to third party customers, including supply chain and traffic management services, carrier rate and contract management services , logistics optimization planning, and vendor bid optimization; and

(vii) intermodal rail equipment (including double-stack rail car, container and chassis) supply and management services, including doublestack transportation services.

9. Non-Disparagement. You will not make any public or private statement or take any action that is, or that is intended to be, slanderous, libelous, derogatory, harmful, damaging, detrimental or otherwise adverse to Pacer or its Affiliates or their respective officers, directors or employees, or their respective businesses, operations, prospects, affairs, or reputations among their respective customers, vendors, lenders, investors, analysts, competitors, employees, agents, consultants, contractors and representatives; provided, however, that the foregoing is not intended to limit your ability to answer truthfully any questions of fact (as opposed to questions as to your opinion or belief) that may be put to you under oath in any litigation, arbitration or governmental investigative proceeding.

10. Transition and Litigation Assistance. If requested by Pacer and for a reasonable time after notice of termination, you agree to cooperate with Pacer in connection with the transition of any matters on which you were working to other personnel within Pacer. At the request and expense of the Company upon reasonable notice (including, for the time involved after twelve months have elapsed from the Termination Effective Date, a reasonable payment based on your per diem earnings on the Termination Effective Date and to the extent that you can render such assistance without materially adversely affecting your other business obligations to your employer or other third party), you shall furnish such information and assistance to Pacer and its Affiliates as the Company may reasonably require in connection with any issue, claim or litigation in which Pacer or any of its Affiliates may be involved.

11. Remedies. You acknowledge and agree that the provisions of this Agreement (including Sections 6 through 10 inclusive) are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of any of these provisions would cause the Company irreparable harm. Accordingly, you agree that in the event of a breach or threatened breach of any of the covenants contained in this Agreement (including Sections 6 through 10 inclusive), the Company shall be entitled to (1) immediate relief enjoining such breach or threatened breach in any court or before any judicial body having jurisdiction over such a claim, and you waive any requirement that the Company post a bond or other security or prove that monetary damages are inadequate, and (2) a refund of a portion of the severance pay amounts paid after the date that such breach commenced. All rights and remedies provided for in this Agreement are cumulative, are in addition to any other rights and remedies provided for by law, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude the exercise or pursuit of any other right or remedy.

12. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be so modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the legality, binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred on the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Expenses; Taxes. Each party hereto shall bear his or its own expenses incurred in connection with this Agreement (including legal, accounting and any other third party fees, costs and expenses and all federal, state, local and other taxes and related charges incurred by such party). All references herein to remuneration, compensation and other consideration payable by Pacer or any of its Affiliates hereunder to or for the benefit of you or your heirs, representatives, or estate are to the gross amounts thereof before reductions, set-off, or deduction for taxes and other charges referred to below, and all such remuneration, compensation and other consideration shall be paid net of and after reduction, set-off and deduction for any and all applicable withholding, F.I.C.A., employment and other similar federal, state and local taxes and contributions required by law to be withheld by Pacer or any such Affiliate.

14. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the domestic laws of the State of California applicable to contracts made and to be wholly performed in such State, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

15. Binding Effect. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estates, as applicable. This Agreement shall not be assignable by you without the prior written consent of Pacer (acting with approval of its Board of Directors). Except as expressly provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors, permitted assigns, representatives, heirs and estates, as applicable.

16. Notices. (a) All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Pacer International, Inc.

One Independent Drive, Suite 1250

Jacksonville, FL 32202

Attention: General Counsel

if to you, to your last address shown in the Company’s personnel records:

(b) All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by nationally-recognized, overnight courier, on the next business day where sent following dispatch, and (iii) in the case of mailing, on the third business day where sent next following such mailing. In this Agreement, the term “business day” means, as to any location, any day that is not a Saturday, a Sunday or a day on which banking institutions in such location are authorized or required to be closed.

17. Entire Agreement; Amendment and Waiver. This Agreement embodies the entire agreement and understanding by and between the parties hereto with respect to the subject matter hereof and supersedes and preempts any and all prior and contemporaneous understandings, agreements, arrangements, representations or communications (whether written or oral) by or between the parties relating to the subject matter hereof. You acknowledge that the unvested portion of the restricted stock granted to you are null and void and of no further force or effect on and as of the Termination Effective Date. Other than this Agreement and any restricted stock or other equity award agreement, there are no other understandings, agreements, arrangements, representations or communications continuing in effect relating to the subject matter hereof. You are not signing this Agreement in reliance upon any promise, representation or warranty not expressly contained in this Agreement. Any oral representations regarding this Agreement shall have no force or effect. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or of any other right, power or remedy. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

18. Counterparts and Facsimile or Imaged Execution. This Agreement may be executed in two or more counterparts, and each such counterpart shall be an original instrument, but all such counterparts taken together shall be considered one and the same agreement, effective when one or more counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signed counterpart delivered by facsimile or imaged document shall be deemed for all purposes to constitute such party’s good and valid execution and delivery of this Agreement.

19. Other Construction and Interpretation Provisions. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and attachments mean such provisions of this Agreement, except where otherwise stated. The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. If, and wherever, specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless otherwise provided herein, the measure of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, except that, if no corresponding date exists, the measure shall be the next day of the following month or year (e.g., one month following February 8 is March 8, and one month following March 31 is May 1). The term “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity, including a governmental entity such as a domestic or foreign government or political subdivision thereof, whether on a federal, state, provincial or local level and whether legislative, executive, judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

20. Jury Trial Waiver. THE PARTIES WISH THAT APPLICABLE LAWS APPLY TO THE RESOLUTION OF ANY DISPUTES ARISING UNDER THIS AGREEMENT AND THE SUBJECT MATTER HEREOF, AND THAT THEIR DISPUTES BE RESOLVED BY AN EXPERIENCED PERSON APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND APPLICABLE LAWS, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO. YOU UNDERSTAND THAT THE WAIVER OF THE RIGHT TO A TRIAL BY JURY IS AN IMPORTANT RIGHT WHICH YOU HEREBY FOREGO.

21. Jurisdiction and Venue; Service of Process. The parties hereto (i) agree that all disputes among them arising out of, connected with, related to, or incidental to this Agreement shall be resolved exclusively by state or federal courts located in Contra Costa County, California, or any appellate court from any thereof, or by an arbitrator located in Contra Costa County, California, in such cases where both parties hereto have expressly agreed to binding arbitration, (ii) irrevocably submit to the jurisdiction of such courts and waive any objection to venue or defense of an inconvenient forum for any proceeding in any such court, and (iii) agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

Please acknowledge your acceptance of and agreement with the foregoing terms by signing the enclosed counterpart of this letter agreement in the space provided below and returning it to the Company at the address stated in Section 16 above.

PACER INTERNATIONAL, INC.

By:	/s/ Robert D. Williams
Name: Robert D. Williams
Title: Vice President

Accepted and agreed to:

/s/ Peter K. Baumhefner
Peter K. Baumhefner